Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-206288 on Form N-14 of our report dated December 22, 2014, relating to the financial statements and financial highlights of MuniCash, a series of BlackRock Liquidity Funds, appearing in the fund’s Annual Report on Form N-CSR as of and for the year ended October 31, 2014. We also consent to the incorporation by reference of our report dated June 22, 2015, relating to the financial statements and financial highlights of FFI Institutional Tax-Exempt Fund, a series of Funds For Institutions Series, appearing in the Fund’s Annual Report on Form N-CSR as of and for the year ended April 30, 2015.

We also consent to the references to us under the headings “Other Service Providers,” “Financial Highlights,” and “Form of Agreement and Plan of Reorganization” in the Combined Prospectus/Proxy Statement and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

October 26, 2015